                                                                  Exhibit (a)(1)


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             HOLOPHANE CORPORATION
                                       at
                              $38.50 Net Per Share
                                       by
                             NSI ENTERPRISES, INC.
                           a wholly owned subsidiary
                                       of
                       NATIONAL SERVICE INDUSTRIES, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, JULY 23, 1999,
                         UNLESS THE OFFER IS EXTENDED.
                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK(DETERMINED ON A FULLY DILUTED BASIS), OF HOLOPHANE CORPORATION (THE "COMPANY") AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.
                             ---------------------

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JUNE 20, 1999, BY AND AMONG PARENT, THE PURCHASER AND THE COMPANY. SEE SECTION 11.
                             ---------------------

     THE BOARD OF DIRECTORS OF HOLOPHANE CORPORATION (I) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF HOLOPHANE CORPORATION, (II) HAS APPROVED THE OFFER AND THE MERGER AND (III) RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.
                             ---------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of Holophane Corporation should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificate(s) representing the tendered Shares and any other required documents to the Depositary or deliver an Agent's Message (as defined herein) and tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, deliver an Agent's Message (as defined herein) and tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Wasserstein Perella & Co., Inc. (the "Dealer Manager") or to D. F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.
                             ---------------------
                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                                 June 25, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

THE TENDER OFFER............................................    2
   1.  Term of the Offer, Expiration Date...................    2
   2.  Acceptance for Payment and Payment for Shares........    3
   3.  Procedure for Tendering Shares.......................    4
   4.  Withdrawal Rights....................................    7
   5.  Certain Federal Income Tax Consequences..............    8
   6.  Price Range of Shares; Dividends.....................    9
   7.  Certain Information Concerning the Company...........    9
   8.  Certain Information Concerning the Purchaser and
       Parent...............................................   12
   9.  Source and Amount of Funds...........................   14
  10.  Background of the Offer; Contacts with the Company...   14
  11.  The Merger Agreement.................................   15
  12.  Purpose of the Offer; The Merger; Plans for the
       Company..............................................   23
  13.  Dividends and Distributions..........................   25
  14.  Effect of the Offer on the Market for the Shares,
       Stock Exchange Listing and Exchange Act
       Registration.........................................   25
  15.  Certain Conditions of the Offer......................   26
  16.  Certain Legal Matters and Regulatory Approvals.......   27
  17.  Fees and Expenses....................................   29
  18.  Miscellaneous........................................   29

SCHEDULE I -- Directors and Executive Officers of the
  Purchaser and Parent......................................  S-1

TO THE STOCKHOLDERS OF HOLOPHANE CORPORATION:

                                  INTRODUCTION

     NSI Enterprises, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of National Service Industries, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Holophane Corporation, a Delaware corporation (the "Company"), at a purchase price of $38.50 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

     The Board of Directors of the Company (the "Board of Directors") (i) has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) has approved the Offer and the Merger and
(iii) recommends that all holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     The Board of Directors has received the written opinion dated June 20, 1999 of Salomon Smith Barney Inc. ("Salomon Smith Barney"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $38.50 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. A copy of Salomon Smith Barney's written opinion is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company, and such stockholders are urged to read the opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK (DETERMINED ON A FULLY DILUTED BASIS) OF THE COMPANY (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Company has represented to Parent that, as of June 15, 1999, there were
(i) 10,564,265 Shares issued and outstanding, (ii) 1,432,330 Shares reserved for issuance upon the exercise of outstanding stock options, (iii) up to 78,000 shares issuable under additional employee benefits plans and (iv) up to 154,590 shares potentially issuable pursuant to obligations under a previous acquisition agreement. Based upon the foregoing, the Purchaser believes that approximately 6,114,593 Shares constitute a majority of the outstanding Shares on a fully diluted basis.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 20, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Parent, and the separate corporate existence of the Purchaser will cease.

     Pursuant to the Merger Agreement, the Company has also agreed, if and to the extent permitted by law, at the request of the Purchaser and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share, if any, owned by Parent, the Purchaser or any other direct or indirect subsidiary of the Company, of Parent or of the Purchaser, which shall be canceled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have not voted in favor of the Merger or consented thereto and who have perfected their appraisal rights in accordance with Section 262 of the DGCL) will be converted into the right to receive $38.50 in cash (the "Merger Consideration"), less any required withholding taxes and without interest thereon.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER, EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, July 23, 1999, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT TO WAIVE THE MINIMUM CONDITION OR ANY OF THE OTHER CONDITIONS TO THE OFFER, TO INCREASE THE PRICE PER SHARE PAYABLE IN THE OFFER AND TO MAKE ANY OTHER CHANGE IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH

UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser shall not (i) waive the Minimum Condition without the consent of the Board of Directors and (ii) without the consent of the Board of Directors, the Purchaser shall not make any change in the terms or conditions of the Offer which (A) changes the form of consideration to be paid, (B) decreases the price per Share payable in the Offer, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes additional conditions to the Offer, (E) extends the Expiration Date (except as required by law or the applicable rules and regulations of the Commission) or
(F) amends any term of the Offer in any manner adverse to holders of Shares; provided that Purchaser shall have the right, in its sole discretion, to extend the Offer on up to two separate occasions for up to five business days each, notwithstanding the prior satisfaction of conditions set forth in the Merger Agreement, in order to attempt to satisfy the Minimum Condition or to satisfy the requirements of Section 253 of the DGCL. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of

Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 20,
1999). All such proxies shall be considered irrevocable. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of Federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, August 23, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on current law. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares.

     ALL STOCKHOLDERS AND OPTION HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a stockholder who is not a corporation, long-term capital gain is eligible for a maximum Federal income tax rate of 20%. There are limitations on the deductibility of capital losses.

     Under the "backup withholding" rules, the Purchaser or the Depositary or exchange agent generally will be required to withhold, and will withhold, 31% of any cash payments to a stockholder pursuant to the Offer or the Merger unless the stockholder provides a TIN (which is, in the case of an individual, the taxpayer's social security number) and certifies that such number is correct and that such stockholder is not subject to backup withholding. Accordingly, unless an exemption to the backup withholding rules applies and is proved in a manner satisfactory to the Purchaser or the Depositary or exchange agent, each stockholder should complete the Substitute Form W-9 accompanying these materials to provide the information and certification that is necessary to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited against a stockholder's regular Federal income tax liability (which may entitle the stockholder to a refund), provided that the required information is provided to the IRS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998 (the "1998 Annual Report"), the Shares are listed and traded principally on the NYSE under the symbol "HLP." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company did not pay any cash dividends during such periods.

                                                              HIGH     LOW
                                                              ----     ---
1997:
  First Quarter.............................................  $22      18 3/4
  Second Quarter............................................   23 1/4  19 1/4
  Third Quarter.............................................   24 1/4  18 3/8
  Fourth Quarter............................................   26      21 1/4
1998:
  First Quarter.............................................  $25 3/4  22 3/4
  Second Quarter............................................   30      21
  Third Quarter.............................................   30      20 1/4
  Fourth Quarter............................................   26      18
1999:
  First Quarter.............................................  $26      22
  Second Quarter (through June 24, 1999)....................   38 1/4  21 15/16

     On June 18, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the NYSE was $28.3125. On June 24, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE was $38 3/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1998 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

     General. The Company was incorporated under the laws of the State of Delaware in May 1989. The Company is listed on the NYSE and is a vertically integrated, international manufacturer and marketer of highly engineered lighting fixtures and systems for a wide range of industrial, commercial and outdoor applications. The Company provides standard and specialized fixtures for both interior and exterior lighting needs. The Company uses a factory sales force and markets its products worldwide for use in both new construction and retrofit applications. The Company employs approximately 2,050 employees. The Company's principal executive offices are located at 250 East Broad Street, Suite 1400, Columbus, Ohio 43215. The telephone number of the Company at such offices is (614) 224-3134.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years and the three months ended March 31, 1999, which were derived from the 1998 Annual Report and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. Results for the three months ended March 31, 1999, are not necessarily indicative of the results to be expected for the full fiscal year. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below under "Available Information."

                             HOLOPHANE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS
                                                        ENDED        FOR THE YEAR ENDED DECEMBER 31,
                                                      MARCH 31,     ---------------------------------
                                                         1999         1998        1997        1996
                                                     ------------   ---------   ---------   ---------
INCOME STATEMENT DATA:
Net sales..........................................    $52,773      $214,875    $205,327    $190,939
Gross margin.......................................     20,482        84,945      80,194      73,655
Operating income...................................      6,110        31,607      30,987      28,017
Interest expense, net..............................        301         1,133       1,305       1,612
Income before income taxes, cumulative effect of
  accounting change and extraordinary item.........      5,915        30,474      29,682      26,405
Provision for income taxes.........................      2,130        11,265      11,059       9,937
Income before cumulative effect of accounting
  change and extraordinary item....................      3,785        19,209      18,623      16,468
Net income (loss)..................................      3,785        19,209      18,623      16,468
Net income (loss) available to common
  stockholders.....................................      3,785      $ 19,209    $ 18,623    $ 16,468
BALANCE SHEET DATA:
Cash...............................................    $ 4,890      $  5,535    $ 11,709    $  8,072
Total assets.......................................    137,502       136,547     126,796     123,967
Debt...............................................     15,459        21,527      19,574      25,256
Stockholders' equity...............................     86,334        82,198      75,103      67,144
PER COMMON SHARE DATA:
Basic net earnings before cumulative effect of
  accounting change and extraordinary items........    $  0.36      $   1.77    $   1.65    $   1.44
Basic net earnings.................................       0.36          1.77        1.65        1.44
Diluted net earnings...............................       0.35          1.72        1.60        1.40

     Certain Financial Projections for the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial information (the "Projections") for the four fiscal years ending December 31, 2002. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and the Purchaser that the Projections represent what the Company believes to be a reasonable estimate of the Company's future financial performance and reflect significant assumptions and subjective judgments by the Company's management regarding industry performance and general business and economic conditions. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. The Projections are set forth below in this Offer to Purchase for the limited purpose of giving the holders of the Shares access to financial projections prepared by the Company's management that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer.

                             HOLOPHANE CORPORATION

                        PROJECTED FINANCIAL PERFORMANCE

                                                                  YEAR ENDING DECEMBER 31,
                                                              ---------------------------------
                                                               1999     2000     2001     2002
                                                              ------   ------   ------   ------
                                                                        (IN MILLIONS)
Net Sales...................................................  $237.5   $263.2   $292.1   $324.1
EBIT(1).....................................................    35.2     40.3     47.3     55.0
EBITDA(2)...................................................    44.5     50.6     57.5     65.4
Net Income..................................................    21.6     25.3     30.4     36.1

---------------

(1) EBIT means earnings before interest and income taxes.
(2) EBITDA means earnings before interest, income taxes, depreciation and amortization.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed and statements made herein may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996). Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those contemplated by such forward-looking statements. Forward-looking statements include the information set forth above in "Certain Financial Projections for the Company." Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

     While presented with numerical specificity, the Projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company, Parent or the Purchaser. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results may vary materially from those shown above.

     In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which could require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent and the Purchaser or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above and in the reports and other documents of the Company that may be obtained from the offices of the Commission and the NYSE in the manner set forth below under "Available Information." None of Parent, the Purchaser or any other person assumes any responsibility for the accuracy, completeness or validity of the foregoing Projections.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.   The
Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized in 1996. The \Purchaser has not carried on any activities to date other than those incident to its formation and commencement of the Offer. The Purchaser has its principal executive offices at 1420 Peachtree Street, N.E., Atlanta, Georgia 30309-3002. The telephone number for the Purchaser at such offices is (404) 853-1000.

     Parent, a Delaware corporation formed in 1928, provides a wide variety of products and services through the following operating segments: Lighting Equipment, Textile Rental, Chemical and Envelope. Parent has its principal executive offices at 1420 Peachtree Street, N.E., Atlanta, Georgia 30309-3002. The telephone number for Parent at such offices is (404) 853-1000.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years which have been derived from the financial statements contained in Parent's Annual Report to Stockholders for the fiscal year ended August 31, 1998. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by Parent with the Commission, and the following financial data are qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below under "Available Information."

                       NATIONAL SERVICE INDUSTRIES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE YEAR ENDED AUGUST 31,
                                                             ------------------------------------
                                                                1998         1997         1996
                                                             ----------   ----------   ----------
SUMMARY OF OPERATIONS DATA:
  Net sales of products....................................  $1,718,564   $1,542,644   $1,482,937
  Service revenues.........................................     312,746      493,535      530,625
                                                             ----------   ----------   ----------
          Total revenues...................................   2,031,310    2,036,179    2,013,562
  Cost of products sold....................................   1,044,215      945,794      933,405
  Cost of services.........................................     183,470      283,024      304,381
  Selling and administrative expenses......................     634,061      633,740      616,513
  Interest expense, net....................................         749        1,624        1,565
  Gain on sale of businesses...............................      (2,449)     (75,097)      (7,579)
  Restructuring expense, asset impairments, and other
     charges...............................................          --       63,091           --
  Other (income) expense, net..............................      (1,857)       4,925        3,429
                                                             ----------   ----------   ----------
Income before taxes........................................     173,121      179,078      161,848
Provision for income taxes.................................      64,401       71,800       60,700
                                                             ----------   ----------   ----------
Net income.................................................  $  108,720   $  107,278   $  101,148
                                                             ==========   ==========   ==========
BALANCE SHEET DATA:
Total assets...............................................  $1,010,684   $1,106,352   $1,094,646
Net working capital........................................     385,056      498,758      408,955
Total debt.................................................      86,073       32,086       31,662
Stockholders' equity.......................................     578,901      671,813      718,008
PER SHARE DATA:
Basic earnings per share...................................  $     2.56   $     2.37   $     2.11
Diluted earnings per share.................................        2.53         2.36         2.10

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in such proxy statements and distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http:// www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     None of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to purchase all outstanding Shares (on a fully diluted basis) pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $485,000,000. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or advances made by Parent. Parent plans to obtain certain of the funds for such capital contributions or advances from its available cash and from working capital and expects to obtain the balance of such funds required to purchase the Shares from
(i) Parent's current loan facility (the "Credit Facility") which is provided by Wachovia Bank of Georgia, N.A., Bank of America and SunTrust Bank, Atlanta, and
(ii) under a loan facility (the "New Facility") to be provided by The First National Bank of Chicago, Banc One Capital Markets, Inc. and Wachovia Capital Markets, Inc. (the "New Banks").

     The Credit Facility will expire on July 22, 2001. Borrowings under the Credit Facility bear interest at one of the following: (i) a base rate (greater of the prime rate or the federal funds rate plus 50 basis points) (the "Base Rate"); (ii) a rate based on LIBOR divided by one minus the percentage prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency Liabilities" (the "Eurodollar Rate");
(iii) a rate based on a quote delivered by the lending bank at the time of borrowing by Parent or one of its affiliates (the "Money Market Rate"); or (iv) a rate based, generally, on the offered rates for certain foreign currency deposits divided by a percentage equal to one minus the then stated maximum rate of all reserves requirements applicable to any member bank of the Federal Reserve System. Parent will use certain of the additional funds under the Credit Facility to finance the purchase of Shares by the Purchaser pursuant to the Offer.

     Parent has received commitment letters (the "Commitment Letter") from the New Banks pursuant to which the New Banks have agreed to lend to Parent and/or one or more of its affiliates up to $250 million. The New Facility will expire 364 days after execution of the agreement evidencing the New Facility. Borrowings under the New Facility will bear interest at a rate based on one of
(i) the Base Rate, (ii) the Eurodollar rate or (iii) the Money Market rate, plus an applicable margin. Parent will use the funds from the New Facility to finance the purchase of Shares by Purchaser pursuant to the Offer.

     The foregoing summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility, a copy of which has been incorporated by reference as an exhibit to the Schedule 14D-1. The foregoing summary of the New Facility is subject to the preparation and completion of a definitive credit agreement for the New Facility and is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1. The Credit Facility and the Commitment Letter may be inspected at, and copies may be obtained from, the same places and in the manner set forth under the caption "Available Information" in
Section 8. If and when definitive agreements relating to the New Facility are executed, copies will be filed as exhibits to an amendment to the Schedule 14D-1.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Over the past several years, the members of Parent's senior management have considered various potential transactions which could enhance the value of Parent for its stockholders including the possibility of a strategic acquisition of the Company.

     On March 31, 1999, Parent executed a confidentiality agreement and received a confidential memoranda distributed to the Parent and other potential purchasers in a limited auction of the Company.

     First round indications of interest were due on April 28, 1999. Parent submitted a preliminary indication of interest and was invited to visit the Company's facilities in Newark, Ohio on May 19, 1999. Parent met with senior management and reviewed due diligence materials in a data room.

     Final bids were due on June 16, 1999. On June 11, 1999, Parent's Board of Directors met to discuss a possible bid for the Company. After reports from management and Parent's financial advisor, the Board approved the submission of a bid and authorized the officers of Parent to negotiate and execute the Merger Agreement if the Company accepted Parent's bid. Parent delivered a proposal to the Company together with a mark-up of a draft Merger Agreement distributed by the Company's counsel on June 16, 1999.

     On the afternoon of June 17, 1999, Salomon Smith Barney informed Parent and its financial advisor, Wasserstein Perella, that the Company's legal and financial advisors were authorized to negotiate with Parent and Wasserstein Perella terms and conditions (including price) within specific parameters. Salomon Smith Barney also informed Parent and Wasserstein Perella that it was authorized by the Company's Board of Directors to contact another bidder if Parent declined to improve certain terms and conditions of its offer. On June 18, King & Spalding, Parent's outside legal counsel, received a revised draft of the Merger Agreement from Vorys, Sater, Seymour and Pease LLP, the Company's outside legal counsel, for the consideration of Parent and its advisors.

     On June 18, 1999, Parent agreed to increase the Offer to $38.50 per Share, and Parent and its financial advisors communicated the revised offer price per Share to the Company's financial advisor, subject to the condition that Parent's revised proposal would not be valid if the final Merger Agreement was not negotiated promptly or if other potential purchasers were contacted.

     Over the weekend of June 19 and June 20, 1999, the Company and Parent, and their respective advisors, negotiated the terms of the Merger Agreement. On the afternoon of Sunday, June 20, 1999, the Board of Directors of the Company met in person and by telephone conference, and (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Offer and the Merger and
(iii) recommended that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser. Following such actions, the Merger Agreement was executed and delivered by the parties thereto. On Monday, June 21, 1999, prior to the opening of trading on the NYSE, Parent and the Company jointly announced that the Merger Agreement had been signed and that the Purchaser intended to commence the Offer.

     On June 25, 1999, the Purchaser commenced the Offer.

     11. THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, and in any event within five business days from the date of public announcement of the execution thereof. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition and (ii) the satisfaction or waiver of certain other conditions of the Offer. See Section 15. Under the Merger Agreement, the Purchaser expressly reserves the right to waive the Minimum Condition or any other conditions to the Offer, to increase the price per Share payable in the Offer and to make any other change in the terms or conditions of the Offer. The Minimum Condition of the Offer is that at the expiration of the Offer, at least a majority of the Shares (determined on a fully diluted basis) shall have been validly tendered and not properly withdrawn.

     Notwithstanding the above, under the terms of the Merger Agreement, the Purchaser shall not (i) waive the Minimum Condition without the consent of the Board of Directors or (ii) without the consent of the Board of Directors, make any change in the terms or conditions of the Offer which (A) changes the form of consideration to be paid, (B) decreases the price per Share payable in the Offer, (C) reduces the maximum number of Shares to be purchased in the Offer,
(D) imposes additional conditions to the Offer, (E) extends the Expiration Date (except as required by law or the applicable rules and regulations of the Commission) or

(F) amends any term of the Offer in any manner adverse to holders of Shares; provided that the Purchaser shall have the right, in its sole discretion, to extend the Offer on up to two separate occasions for up to five business days each, notwithstanding the prior satisfaction of conditions to the Offer, in order to attempt to satisfy the Minimum Condition or to satisfy the requirements of Section 253 of the DGCL. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     The Merger. The Merger Agreement provides that subject to the terms and conditions thereof (and including those described in Section 15) and in accordance with the DGCL, at the Effective Time of the Merger, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Pursuant to the Merger Agreement, each Share outstanding immediately prior to the Effective Time (unless otherwise provided for) shall be converted into the right to receive $38.50 in cash, less any required withholding taxes and without interest thereon (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement.

     As soon as practicable following the date of the Merger Agreement, upon the written request of the Purchaser, the Company (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) and the Purchaser shall take such actions as are reasonably required (including, if necessary, the provision of funds by the Purchaser to the Company) to provide that at the Effective Time, each holder of a then outstanding stock option and/or right to purchase Shares granted under any stock option or compensation plan or arrangement of the Company (a "Company Stock Option"), whether or not then exercisable, shall, upon surrender thereof to the Company or its designee, receive from the Company the difference between the Merger Consideration and the exercise price per Share for the Shares covered by such Company Stock Option, net of any applicable tax withholding. Subject to the terms and conditions set forth in the Merger Agreement, the Company and such committee shall further take all actions necessary to cause each Company Stock Option to be canceled at the Effective Time by virtue of the Merger and to cause the stock option or compensation plan or arrangements of the Company providing for the granting of Company Stock Options ("Option Plans") to terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of such subsidiaries to be terminated as of the Effective Time. Without limiting the generality of the foregoing, the Company and such committee shall have given all requisite notices under all Option Plans and any agreements with respect to any Company Stock Option, accelerated the vesting of Company Stock Options and shall have given holders thereof the requisite opportunity to exercise as is required, in each case, such that following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have the right thereunder to acquire any equity securities of the Company or any of its subsidiaries.

     The Merger Agreement provides that, unless otherwise stipulated, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger in writing and have demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if such holder shall have failed to perfect or shall have withdrawn or otherwise lost his, her or its right to appraisal, such holder's Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and the Purchaser, the (Second) Restated Certificate of Incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. At the Effective Time and without any further action on the part of the Company and the Purchaser, the Bylaws of the Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     The Merger Agreement provides that from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

     Stockholders' Meeting; Proxy Statement. The Merger Agreement provides that the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger and the transactions contemplated by the Merger Agreement, unless a vote of stockholders of the Company is not required by the DGCL. The Board of Directors of the Company shall recommend approval and, to the extent required by the DGCL, adoption by the Company's stockholders of the Merger Agreement and the Merger and the transactions contemplated by the Merger Agreement. In connection with such meeting, the Company (i) will promptly prepare and file with the Commission, will use its reasonable efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable a proxy or information statement of the Company (the "Company Proxy Statement") and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and
(iii) will otherwise comply with all legal requirements applicable to such meeting. Notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares, the Company has agreed, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

     Neither the Board of Directors nor any committee thereof will, except as expressly permitted by the Merger Agreement, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its material subsidiaries or the acquisition of any equity interest in, or substantial portion of the assets of, the Company or any of its material subsidiaries, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal") from a party other than Parent or the Purchaser (an "Alternative Transaction") or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if, prior to the approval of the Merger Agreement by the stockholders of the Company, the Board of Directors determines in the exercise of its fiduciary duties, after it has received a Superior Proposal (as hereinafter defined) in compliance with the terms of the Merger Agreement, that it may (subject to this and the following sentences) inform the stockholders of the Company that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth day following delivery to Parent of written notice advising Parent that the Board of Directors has received a Superior Proposal. Such written notice must specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board of Directors intends to make, or is considering making, a Subsequent Determination. During the five day period, the Company is obligated to provide an opportunity for Parent to propose such adjustments to the terms and conditions of the Merger Agreement as would enable the Board of Directors to proceed with its recommendation to the stockholders of the Company without a Subsequent Determination. A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by any person other than Parent or its affiliates to enter into an Alternative Transaction which the Board of Directors determines in its good faith judgment to be more favorable to the stockholders of the Company than the Merger, taking into account all relevant factors, including, but not limited to, whether, in the good faith judgment of the Board of Directors, after consultation with the Company's independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the Merger Agreement that may be proposed by Parent in response to such Alternative Transaction.

     Designation of Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of more than a majority of the outstanding Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors as shall give Purchaser representation on the Board of Directors equal to a majority of the Board of Directors, and that the Company will amend or cause to be amended its Bylaws as necessary to effect such representation and will, at such time, promptly take all action necessary to cause the Purchaser's designees to be so elected or appointed, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. The Company has also agreed to use its reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Board of Directors on each committee of the Board of Directors.

     Following the election or appointment of the Purchaser's designees and prior to the Effective Time, the concurrence of a majority of the directors of the Company then in office who are neither designated by the Purchaser nor are employees of the Company (the "Disinterested Directors") shall be required to authorize any amendment, or waiver of any term or condition, of the Merger Agreement or the certificate of incorporation or bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver or assertion of any of the Company's rights thereunder, and any other consent or action by the Board of Directors with respect to the Merger Agreement. The number of Disinterested Directors shall not be less than two.

     Access to Information; Confidentiality. From the date of the Merger Agreement until the Effective Time, upon reasonable, prior notice from Parent, the Company will give Parent and the Purchaser, their counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and without disrupting the orderly conduct of business by the Company and its subsidiaries to the offices, properties, books and records of the Company and its subsidiaries, will furnish to Parent and the Purchaser, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to reasonably cooperate with Parent and the Purchaser in their investigation of the business of the Company and its subsidiaries.

     The Merger Agreement further provides that Parent and the Purchaser will hold, and will cause their respective officers, directors, employees, accountants, lenders, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company and its subsidiaries furnished to Parent or the Purchaser in connection with the transactions contemplated by the Merger Agreement in accordance with the confidentiality agreement, dated on or about March 31, 1999, between Parent and the Company.

     Other Offers. The Merger Agreement provides that the Company and its subsidiaries will not, nor shall the Company authorize or permit any officers, directors, employees, representatives or agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement prevents the Company or the Board of Directors from (a) furnishing nonpublic information to, or affording access to the properties, books or records of the Company or any of its subsidiaries to, or entering into discussions or an agreement with, any person in connection with an unsolicited Acquisition Proposal by such person, if and only to the extent that
(x) the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary to comply with their fiduciary duties to the stockholders of the Company under applicable law, (y) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, the Board of Directors receives from such person an executed confidentiality agreement with customary terms and (z) the Board of Directors concludes in the exercise of its fiduciary duties that the Acquisition Proposal is a Superior Proposal, or
(b) taking and disclosing to the Company's stockholders any position, and making any related filings with the Commission, as required by Rules l4e-2 and 14d-9 under the Exchange Act with respect to any Alternative Transaction that is a tender offer; provided, that the Board of Directors shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors by majority vote determines in good faith that failing to take such action would constitute a breach of the Board of Directors' fiduciary duties under applicable law. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has made an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. The Company has agreed not to take any action with respect to such proposal or inquiry for five days after delivery of such notice to Parent and will negotiate exclusively and in good faith with Parent for such five day period to make such adjustments in the terms and conditions of the Merger Agreement as would enable Company to proceed with the transactions contemplated therein on such adjusted terms.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the (Second) Restated Certificate of Incorporation of the Company and these provisions are not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect materially adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, with respect to any act or omission in their capacity as an officer or director of the Company occurring on or prior to the Effective Time, unless such modification shall be required by law.

     Parent has agreed to maintain the current policies of directors' and officers' liability insurance maintained by the Company (or substitute policies with substantially the same coverage and containing substantially comparable terms and conditions) for at least six years after the Effective Time, with respect to matters occurring prior to the Effective Time; provided that Parent will not be required to expend more than an amount per year equal to 400% of current annual premiums paid by the Company to maintain or procure such coverage.

     The Company will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or directly pertaining to any action or omission in their capacity as an officer or director of the Company occurring on or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation,
(i) the Company or the Surviving Corporation, as the case may be, have agreed to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company and its subsidiaries have agreed to conduct their business in the ordinary course consistent with past practice and to use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

     The Company and its subsidiaries will also refrain from taking various actions without Parent's consent, which consent shall not be unreasonably delayed, conditioned or withheld, pending consummation of the Merger. These limitations cover, among other things (subject to certain limitations): changes in governing documents; changes in capital stock; declaration or payment of dividends or other distributions; increases in the compensation or benefits of directors, officers and employees (except to the extent required under existing plans); adopting a plan of complete or partial dissolution; incurring debt above specified levels or entering into transactions other than in the ordinary course of business consistent with past practice; making capital expenditures beyond specified limits; entering into certain transactions; making any material tax election; changing any accounting principles in a material manner; and paying or discharging any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice or as required pursuant to contracts or agreements existing as of the date of the Merger Agreement.

     Employee Benefits Matters. As of the Effective Time, the Surviving Corporation will employ all employees of the Company who desire employment. With respect to each individual who is employed by the Surviving Corporation as of the Effective Time, Parent may, at its option, either (i) cause the Surviving Corporation to continue to provide for such individual's participation in each medical, surgical, hospitalization and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA) of the Company on the same terms as immediately prior to the Effective Time or (ii) permit such individual to participate in an employee welfare plan sponsored by Parent or any affiliate of Parent (a "Purchaser Plan") which provides substantially similar benefits as prior to the Effective Time on the same terms and to the same extent as similarly situated employees of Parent's Lithonia Lighting unit; provided that if Parent elects to permit an employee to participate in a Purchaser Plan pursuant to clause (ii) above, such employee will (A) not be subject to any preexisting condition provision or waiting period under any Purchaser Plan which provides medical, dental, vision or prescription drug benefits and (B) to the extent permitted by applicable law, be credited with prior service with the Company for all purposes related to eligibility and vesting under any Purchaser Plan in which such employee participates.

     With respect to any employee of the Company as of the date of the Merger Agreement who is not employed by the Surviving Corporation as of the Effective Time, the Surviving Corporation will be responsible for providing continuation coverage to such employee (and his or her dependents), as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Further, with respect to any former employee of the Company (or their dependents) who is receiving continuation coverage under COBRA as of the Effective Time, the Surviving Corporation will maintain such continuation coverage in compliance with COBRA.

     Parent has agreed to cause the Surviving Corporation to continue each of the following plans and agreements for the remaining term thereof: (i) the Company's Second Amended and Restated Supplemental Executive Retirement Plan (the "SERP"); and (ii) certain Termination Benefit Agreements and Employment Agreements between the Company and its executive officers; provided that the Surviving Corporation shall not be obligated to make contributions to the SERP or to permit employees to defer compensation into the SERP for more than two years after the Effective Time. Parent has also agreed to cause the Surviving Corporation to continue for at least two years, or offer a comparable plan to the Company's bonus plans and educational assistance program. Any outstanding rights under the following plans will be fully satisfied in connection with the transactions contemplated by the Merger Agreement and, upon satisfaction of those rights, the plans shall be terminated: (i) the Company's Employee Stock Option (Purchase) Plan; and (ii) the Company's Performance Award Program.

     Under the Merger Agreement, Parent has agreed to assume and honor, and cause the Surviving Corporation to assume and to honor, in accordance with their terms all employment, severance and other compensation agreements and arrangements listed in the Disclosure Schedule delivered pursuant to the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations and warranties by the Company concerning: the Company's capitalization; required filings and consents; the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL); Commission filings and financial statements; absence of certain changes or events; compliance with law; absence of litigation; employee benefit plans; environmental matters; tax matters; real estate matters; intellectual property; Year 2000 issues; and brokers. Some of the representations are qualified by a material adverse effect clause. "Material Adverse Effect," for the purposes of the Merger Agreement and this Offer to Purchase, means an effect that (A) is materially adverse to the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which the Company and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) any change or effect resulting from any change in law or generally accepted accounting principles, which generally affect entities such as the Company; and (iii) any change or effect resulting from the execution and/or announcement of the Merger Agreement or compliance by the Company with the terms of the Merger Agreement or any agreement contemplated by the Merger Agreement, or (B) would prevent or materially delay the consummation of the Offer or the Merger.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company, to the extent required by, and in accordance with, DGCL and the Company's (Second) Restated Certificate of Incorporation and Bylaws; (ii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; (iii) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; and (iv) all actions by or in respect of or filings with any governmental body, agency, official or authority required shall have been obtained or made.

     Termination Events. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company, to the extent required by
DGCL):

          (a) by mutual written consent of Parent and the Company;

          (b) by either the Company or Parent, if the Effective Time shall not have occurred on or before December 31, 1999 (provided that the right to terminate the Merger Agreement under this provision will not be available to any party whose breach of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

          (c) by either the Company or Parent, if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by Parent:

             (i) if the Purchaser terminates the Offer without the Purchaser having purchased any Shares by reason of the failure to satisfy any condition set forth in Annex I to the Merger Agreement;

             (ii) if the Board of Directors (A) fails to include in the Schedule 14D-9 or the Company Proxy Statement its recommendation without modification or qualification that the stockholders of the Company accept the Offer and approve the Merger Agreement and the Merger, (B) approves or recommends any other Acquisition Proposal, (C) withdraws, modifies or qualifies its recommenda-tion of the Offer, the Merger Agreement or the Merger in a manner adverse to the interests of Parent or the Purchaser or (D) resolves to do any of the foregoing; or

          (e) by the Company:

             (i) if the Purchaser fails to commence the Offer within 5 business days following the date of the initial public announcement of the Offer;

             (ii) if the Purchaser terminates the Offer without having accepted any Shares for payment by reason of the failure to satisfy any condition set forth in Annex I to the Merger Agreement (unless such failure results from the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its representations and warranties contained in the Merger Agreement);

             (iii) if the Purchaser fails to pay for Shares within 90 days following the commencement of the Offer, unless the failure to pay for Shares is the result of the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Merger Agreement or the material breach by the Company of any representation or warranties contained in the Merger Agreement;

             (iv) if any of Parent's or the Purchaser's representations or warranties contained in the Merger Agreement are not true and correct in any material respect, as if such representation or warranty was made as of such time on or after the date of the Merger Agreement; or Parent or the Purchaser fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or the Purchaser to be performed or complied with by it under the Merger Agreement and which, in any such case, is not cured within 5 business days following receipt of notice thereof; or

             (v) if, prior to the purchase of Shares pursuant to the Offer and after it has received a Superior Proposal in compliance with the Merger Agreement, the Company's Board of Directors determines that it is obligated by its fiduciary duties under applicable law to terminate the Merger Agreement, provided that such termination will not be deemed effective under the Merger Agreement until the Company pays the Termination Fee (as defined below) and reimburses certain of Parent's and the Purchaser's expenses.

     Fees and Expenses. If (i) Parent terminates the Merger Agreement because the Board of Directors (A) fails to include its recommendation of the Offer or the Merger in the Schedule 14D-9 or Company Proxy Statement, (B) approves or recommends any other Acquisition Proposal, (C) withdraws, modifies or qualifies its recommendation of the Offer or the Merger in a manner adverse to the interests of Parent or the Purchaser or (D) resolves to do any of the foregoing, or (ii) the Company terminates the Merger Agreement prior to the purchase of Shares pursuant to the Offer and after it has received a Superior Proposal in compliance with the Merger Agreement because its Board of Directors determines that such termination is obligated by its fiduciary duties under applicable law, then in each such case the Company has agreed to pay to Parent and the Purchaser, within five business days of such termination, a fee, in cash, in an amount of $20,000,000 (the "Termination Fee"). In addition, the Company has agreed to reimburse Parent, the Purchaser and their affiliates (not later than five business days after submission of valid statements therefor) for all actual documented out-of-pocket fees and expenses incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or Parent or any of the foregoing, and accountants) up to a maximum amount of $3 million.

     If within 12 months after termination of the Merger Agreement, the Company consummates an Acquisition Proposal with a person other than Parent or the Purchaser, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand an amount in cash equal to the Termination Fee to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger, unless the Termination Fee is payable or has been paid in accordance with the Merger

Agreement or if the Merger Agreement is terminated by the Company as a result of Parent's failure in any material respect to perform its obligations under the Merger Agreement or as a result of a material breach of any of its representations or a warranties.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following the purchase of Shares pursuant to the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Board of Directors will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. The Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Condition requires that there shall have been validly tendered and not properly withdrawn, together with the Shares owned, directly or indirectly, by Parent, a majority of the Shares (determined on a fully diluted basis). Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Purchaser will own sufficient Shares to enable it to effect stockholder approval of the Merger with the affirmative vote of the Shares owned by it. The Purchaser intends to exercise its ability in such case to approve the Merger without the affirmative vote of any other stockholder. The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, so as to render inapplicable the limitation on business combinations contained in Section 203 of the DGCL.

     Pursuant to the Merger Agreement, the Company has agreed, if and to the extent permitted by law, at the request of the Purchaser and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Appraisal Rights in Connection with the Offer. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with
Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger Consideration per Share.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the other stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above.

     However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. Subject to certain matters described below, it is currently expected that, following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent intends to conduct the Company's operations as a part of its current Lighting division and to cause the Company's operations to continue to be run and managed by, among others, certain of the Company's existing executive officers. Parent believes that the Company conducts complementary operations and has complementary products and customers, and thus does not anticipate any significant Merger-related terminations or facilities closings. Parent will, however, continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review and integration of the Company's business, operations, capitalization and management.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of the Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs except as permitted, required or specifically contemplated by the Merger Agreement and nothing herein shall constitute a waiver by Parent or the Purchaser of any of its rights under the Merger Agreement or a limitation of remedies available to Parent or the Purchaser for any breach of the Merger Agreement, including termination thereof.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following the purchase of Shares pursuant to the Offer, at least a majority of the outstanding Shares will be owned by Purchaser.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose credits made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, to pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment or, subject to any applicable rules and regulations of the Commission, payment for any Shares tendered pursuant to the Offer, and, in its good faith discretion, may amend or terminate the Offer, to the extent provided in the Merger Agreement, unless the Minimum Condition shall have been satisfied or waived in accordance with the terms thereof. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may postpone the acceptance for payment or, subject to any applicable rules and regulations of the Commission, payment for any Shares tendered pursuant to the Offer, and, in its good faith discretion, may terminate or amend the Offer, to the extent provided in the Merger Agreement, if, at any time on or after June 20, 1999, and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following conditions exists:

          (a) an order shall have been entered (or any governmental entity shall have threatened in writing to seek an order) in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect (i) making illegal the purchase of, or payment for, any Shares by the Purchaser, Parent or any of Parent's other subsidiaries; (ii) otherwise preventing the consummation of the Offer or the Merger; (iii) imposing limitations on the ability of the Purchaser, Parent or any of Parent's other subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders; (iv) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, or compelling Parent or any of its subsidiaries to dispose of all or any material portion of the businesses or assets of the Company or its subsidiaries or Parent or its subsidiaries, as a result of transactions contemplated by the Offer or the Merger Agreement; or (v) requiring divestiture by Parent or the Purchaser of any Shares;

          (b) there shall have been any federal or state statute, rule or regulation enacted, enforced, promulgated, amended or made applicable to the Company, the Purchaser, Parent or any other affiliate of Parent or the Company or the Offer or the Merger on or after June 25, 1999 by any governmental entity that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, which breach shall not have been cured or waived within the earlier of (A) five business days after receipt of notice thereof by the Company or (B) two business days prior to the date on which the Offer expires; provided that if notice of such breach is received by the Company within such two business day period, the Purchaser will extend the Offer by at least two business days, or (ii) any of the representations and warranties of the Company set forth in the Merger Agreement (disregarding any qualifications contained therein regarding materiality or Material Adverse Effect) shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time, except to the extent that such breach would not be reasonably likely to have a Material Adverse Effect;

          (d) the Merger Agreement is terminated in accordance with its terms or the Offer is terminated with the consent of the Company;

          (e) any event occurs that is reasonably likely to result in a Material Adverse Effect;

          (f) (i) the Board of Directors or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approves or recommends any Alternative Transaction, (ii) any person or group enters into a definitive agreement or an agreement in principle with the Company with respect to an Alternative Transaction or (iii) the Board of Directors or any committee thereof resolves to do any of the foregoing;

          (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; or

          (h) any consent required to be filed or obtained in connection with the Offer, the failure of which to be so filed or obtained would have a Material Adverse Effect, shall not have been obtained.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without purchasing the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     In connection with the regulation of control bids by tender offer in Ohio, the Purchaser filed a Form 041 on June 25, 1999 with the Ohio Division of Securities pursuant to R.C.1707.041 of the Ohio Securities Act.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     Parent has filed, on June 23, 1999, with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on July 8, 1999, unless such waiting period is terminated or is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or agreement of the parties. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or agreement of the parties. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Wasserstein Perella is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent in connection with the Offer and the Merger. Parent has agreed to pay to Wasserstein Perella a fee of $2,800,000 upon the consummation of a merger or other business combination with, or acquisition of 50% or more of the outstanding Shares or at least 50% of the assets of the Company. Parent will also reimburse Wasserstein Perella for reasonable out-of-pocket expenses and has also agreed to indemnify Wasserstein Perella against certain liabilities and expenses in connection with the Offer and the Merger.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          NSI ENTERPRISES, INC.

June 25, 1999

                                                                      SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND PARENT

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is: c/o National Service Industries, Inc., NSI Center, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309. The other required information with respect to each such person is set forth under "Directors and Executive Officers of Parent" below. Except as set forth below, all directors and executive officers listed below are citizens of the United States.

NAME                                            POSITION WITH THE PURCHASER
----                                            ---------------------------
James S. Balloun..............  Director, Chairman of the Board, Chief Executive Officer and
                                President of Purchaser.
Brock A. Hattox...............  Director, Executive Vice President and Chief Financial
                                Officer of Purchaser.
David Levy....................  Director, Executive Vice President, Administration and
                                Counsel of Purchaser.
Stewart A. Searle III*........  Senior Vice President of Purchaser.
                                *Canadian citizenship

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is: c/o National Service Industries, Inc., NSI Center, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Except as set forth below, all directors and executive officers listed below are citizens of the United States.

                                              PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                                 OFFICES OR EMPLOYMENT HELD
NAME AND ADDRESS                                 DURING THE LAST FIVE YEARS
----------------                ------------------------------------------------------------
James S. Balloun..............  Director of Parent (since 1996); Chairman of the Board of
                                Parent (since 2/96); Chief Executive Officer of Parent
                                  (since 2/96); President of Parent (since 10/96); Director
                                  of McKinsey & Co. (6/76 through 1/96). Director of
                                  Georgia-Pacific Corporation, Radiant Systems, Inc. and
                                  Wachovia Corporation.
John L. Clendenin.............  Director of Parent (since 1996); Chairman of BellSouth
  1873 Flagler Estates Drive    Corporation (1983 through 12/97); Chairman, President and
  West Palm Beach, Florida        Chief Executive Officer of BellSouth (1983 through 12/96).
  33411                           Director of Coca-Cola Enterprises Inc., Equifax Inc., The
                                  Home Depot, Inc., The Kroger Company, Nabisco Group
                                  Holdings, Powerwave Technologies, Springs Industries, Inc.
                                  and Wachovia Corporation. Director of Parent from 1984
                                  until 1995.
Thomas C. Gallagher...........  Director of Parent (since 1997); President and Chief
  Genuine Parts Company         Operating Officer of Genuine Parts Company (since 1990);
  2999 Circle 75 Parkway          Chairman and Chief Executive Officer of S.P. Richards
  Atlanta, Georgia 30339          Company (various positions since 1970). Director of
                                  Genuine Parts Company and Oxford Industries, Inc.

                                              PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                                 OFFICES OR EMPLOYMENT HELD
NAME AND ADDRESS                                 DURING THE LAST FIVE YEARS
----------------                ------------------------------------------------------------
George H. Gilmore, Jr.........  Executive Vice President and Group President of Parent
                                (since 6/99); President and Chief Operating Officer of
                                  Calmat Co. (1998 to 6/99); President of Moore Department
                                  Solutions (1995 to 1997) and President of Moore Business
                                  Systems (1994 to 1995) of Moore Corporation.
Brock A. Hattox...............  Executive Vice President and Chief Financial Officer of
                                Parent (since 1996); President of Engineering and
                                  Construction Group (1/95 through 9/96) and Chief Financial
                                  Officer of McDermott International, Inc. (3/91 through
                                  9/96).
Robert M. Holder, Jr..........  Director of Parent (since 1974); Chairman of the Board of
  The RMH Group                 Holder Corporation (1960 through 3/97); Chief Executive
  3333 Riverwood Parkway, S.E.    Officer of Holder Corporation (1960 through 1994);
  Suite 500                       Chairman of the Board of The RMH Group (since 4/97).
  Atlanta, Georgia 30339
James C. Kennedy..............  Director of Parent (since 1993); Chairman and Chief
  Cox Enterprises, Inc.         Executive Officer of Cox Enterprises, Inc. (various
  P.O. Box 105357                 positions since 1972). Director of Cox Communications,
  Atlanta, Georgia 30348          Inc. and Cox Radio, Inc.
David Levy....................  Director of Parent (since 1984); Executive Vice President,
                                  Administration and Counsel of Parent (since 9/92); Senior
                                  Vice President, Secretary and Counsel of Parent (1982
                                  through 9/92).
Bernard Marcus................  Director of Parent (since 1990); Chairman of the Board of
  The Home Depot, Inc.          The Home Depot, Inc. (since 1978) and Chief Executive
  2455 Paces Ferry Road           Officer (1978 through 1997); Chairman of the Board and
  Atlanta, Georgia 30339          President of Handy Dan Improvement Centers, Inc. (1972
                                  through 1978). Director of DBT Online, Inc. and Westfield
                                  America, Inc.
John G. Medlin, Jr............  Director of Parent (since 1988); Chairman Emeritus of
  Wachovia Corporation          Wachovia Corporation; Non-executive Chairman of the Board
  100 North Main Street           Wachovia (1994 through 1998); Chief Executive Officer of
  Winston-Salem, North            Wachovia (1977 through 1993). Director of BellSouth
Carolina                          Corporation, Burlington Industries, Inc., Media General,
  27150                           Inc., USAirways Group, Inc., and Wachovia Corporation.
Sam Nunn......................  Director of Parent (since 1997); Senior Partner in King &
  King & Spalding               Spalding, Attorneys, Atlanta, Georgia (since 1997); United
  191 Peachtree Street, N.W.      States Senator (1973 through 1996). Director of The
  Atlanta, Georgia 30303          Coca-Cola Company, General Electric Company,
                                  Scientific-Atlanta, Inc., Texaco, Inc. and Total System
                                  Services, Inc.
Herman J. Russell.............  Director of Parent (since 1996); Chairman of the Board
  H.J. Russell & Company        (since 1959) and Chief Executive Officer (since 1998) of
  504 Fair Street, S.W.           H.J. Russell & Company; Chief Executive Officer of H.J.
  Atlanta, Georgia 30313          Russell & Company (1959 through 1996). Director of Georgia
                                  Power Company.
Stewart A. Searle III*........  Senior Vice President -- Planning and Development of Parent
                                (since 1996); Senior Vice President of Development of
                                  Equifax Inc. (1992 through 1996).
                                  *Canadian citizenship

                                              PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                                 OFFICES OR EMPLOYMENT HELD
NAME AND ADDRESS                                 DURING THE LAST FIVE YEARS
----------------                ------------------------------------------------------------
Betty L. Siegel...............  Director of Parent (since 1988); President of Kennesaw State
  Kennesaw State University       University (since 1981). Director of AGL Resources, Inc.
  1000 Chastain Road              and Equifax Inc.
  Kennesaw, Georgia 30144
Barrie A. Wigmore.............  Director of Parent (since 1997); Limited Partner of Goldman
  Goldman, Sachs & Co.          Sachs Group, LP (since 1988). Director of Potash Corporation
  85 Broad Street -- 2nd Floor    of Saskatchewan.
  New York, New York 10004

     3. OWNERSHIP OF SUBJECT COMPANY'S SECURITIES BY DIRECTORS AND EXECUTIVE OFFICES OF PARENT AND PURCHASER.

     To the best knowledge of the Purchaser and Parent, none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                  By Overnight Courier:                 By Hand:
  First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
          of New York                     of New York                     of New York
    ATTN: Corporate Actions         ATTN: Corporate Actions         ATTN: Corporate Actions
          Suite 4660                      Suite 4680                c/o Securities Transfer
         P.O. Box 2569                  14 Wall Street           and Reporting Services, Inc.
  Jersey City, NJ 07303-2569             Eighth Floor           100 William Street -- Galleria
                                      New York, NY 10005              New York, NY 10038

     By Facsimile Transmission:                Confirm by Telephone:
           (201) 222-4720                         (201) 222-4707
                 or                                     or
           (201) 222-4721                         (800) 446-2617

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: 1-800-207-3155

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                               New York, NY 10019
                          Call Collect (212) 969-2700